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                                                                     Exhibit 3.1

                             AMENDMENT NO. 2 TO THE
                              AMENDED AND RESTATED
                       LIMITED LIABILITY COMPANY AGREEMENT
                                       FOR
                            FRANKLIN RECEIVABLES LLC,
                      a Delaware limited liability company

      This Amendment No. 2 to the Amended and Restated Limited Liability Company Agreement of Franklin Receivables LLC, a Delaware limited liability company (the "Company"), effective as of September 1, 1998 (the "LLC Agreement") and as amended by Amendment No. 1 to the LLC Agreement effective as of May 17, 1999 ("Amendment No. 1 to the LLC Agreement"), amends and restates Amendment No. 1 to the LLC Agreement as of and is effective this 27th day of May, 1999 by Franklin Capital Corporation, a Utah corporation ("FCC" or the "Managing Member"), as the primary member and FCC Receivables Corp., a Delaware corporation ("Receivables Corp." or the "Special Member"), as the second member.

      WHEREAS, since the Company's formation, all of the beneficial interests of the Company have been held solely by FCC;

      WHEREAS, the parties intended that the Company be disregarded as an entity separate from FCC for federal income tax purposes in accordance with Section 301.7701-3 of the Treasury Regulations;

      WHEREAS, the LLC Agreement erroneously provided that the parties intended that the Company be disregarded as an entity separate from Receivables Corp., as the Special Member of the Company, for federal income tax purposes; and

      WHEREAS, the parties wish to correct this error.

      NOW, THEREFORE, the parties agree as follows:

      1. Section 11.14 of the LLC Agreement is hereby amended and restated to read as follows:

            It is the intention of the parties hereto that, for federal income tax purposes, the Company shall be disregarded as an entity apart from the Managing Member, as long as the Managing Member is the holder of all the beneficial interests in the Company for federal income tax purposes, or treated as a partnership if the Managing Member is not the holder of all the beneficial interests in the Company for federal income tax purposes. The parties agree that, unless otherwise required by appropriate tax authorities, the Managing Member will file or cause to be filed annual or other necessary returns, reports and other forms consistent with the characterization of the Company as a


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            division of the Managing Member, or as a partnership, as the case may be, for such tax purposes.

            For so long as the Managing Member's Percentage Interest is 100%, the Company shall be disregarded as an entity separate from the Managing Member and all net income and loss of the Company for any month as determined solely for federal income tax purposes (and each item of income, gain, loss, credit and deduction entering into the computation thereof) shall be allocated to the Managing Member and treated in the same manner as if the Company were a division or branch of the Managing Member.

      2.    In all other respects the LCC Agreement is confirmed.

            IN WITNESS WHEREOF, the parties hereto have caused this instrument to be executed as of the date first written above.

                                    FRANKLIN CAPITAL CORPORATION

                                    By:  /s/ Jennifer J. Bolt
                                         _______________________________
                                    Name: Jennifer J. Bolt
                                    Title: President


                                    FCC RECEIVABLES CORP.

                                    By:  /s/ Jennifer J. Bolt
                                         _______________________________
                                    Name: Jennifer J. Bolt
                                    Title: Executive Vice-President